Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care and TypeZero Technologies Announce
License Agreement to Accelerate Development and Commercialization of
Closed-Loop Artificial Pancreas System

San Diego, July 21, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of a family of innovative touchscreen insulin pumps, and TypeZero Technologies, LLC, a digital health and personalized medicine company, today announced that they have entered into a License Agreement allowing Tandem to integrate TypeZero’s artificial pancreas (“AP”) technology into a next-generation t:slim® Insulin Pump. TypeZero’s AP technology includes a series of treat-to-target algorithms developed by TypeZero from initial research conducted at the University of Virginia. To date, this technology has been used in more than 28 clinical studies including more than 475 participants, with data referenced in a number of journal articles.1

“This agreement with TypeZero is a significant step in our shared vision to bring a best-in-class, closed-loop artificial pancreas system to the diabetes community as quickly as possible,” said Kim Blickenstaff, president and CEO of Tandem Diabetes Care. “We look forward to working with TypeZero on this project to deliver simple-to-use AP solutions that can improve treatment outcomes for people with diabetes.”

“Partnering with Tandem to deliver an artificial pancreas device that leverages Tandem’s deep expertise in user-centered design and human factors research is very exciting for the future of diabetes management,” said Chad Rogers, founder and CEO of TypeZero Technologies.  “We believe that bringing our artificial pancreas technology together with Tandem’s innovative insulin pump platform will revolutionize the way patients manage their diabetes.”

The terms of the License Agreement between Tandem and TypeZero include a worldwide, non-exclusive license for the use of TypeZero’s AP technology in future Tandem products.  The agreement also provides Tandem access to TypeZero’s future AP innovations over the next five years. The two companies plan to work together closely to expedite the clinical research associated with the development of Tandem’s closed-loop AP system. The terms of the License Agreement also anticipate that a research version of Tandem’s t:slim Insulin Pump will be used alongside TypeZero’s AP technology in the International Diabetes Closed Loop Trial (IDCL) scheduled to commence later this year, which is funded by the National Institute of Health (NIH), a part of the U.S. Department of Health & Human Services.

Financial details of the agreement have not been disclosed.

About TypeZero Technologies

TypeZero Technologies is a digital health and personalized medicine company that is revolutionizing the treatment and management of Type 1 and Type 2 diabetes. As the world leader in clinically tested artificial pancreas solutions, TypeZero is combining next generation data science techniques with proven metabolic models to develop personalized analytics and advanced control solutions that improve the lives and health outcomes for diabetes patients.  Current products include closed-loop artificial pancreas solutions, therapy optimization and advisory applications for smart insulin pens (Type 1 and Type 2) as well as clinician tools to support healthcare professionals in managing insulin dependent diabetes. TypeZero is a rapidly growing, private company backed by angel investors and early stage venture capital.  To learn more, visit www.typezero.com or follow on Twitter @typezerotech and on Facebook at www.facebook.com/typezerotech.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/TandemDiabetes.

t:slim, t:flex and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to, among other things, (i) the License Agreement to integrate TypeZero’s AP technology into a future generation Tandem insulin pump, (ii) the goal of bringing such an integrated system to the diabetes community, (iii) the potential of such an integrated system to revolutionize the way people manage their diabetes and improve treatment outcomes for people with diabetes, (iv) Tandem and TypeZero’s plans to work together closely to expedite the clinical research associated with the development of Tandem’s closed-loop AP system, (v) the possibility that TypeZero will produce innovations over the next five years that Tandem can access, and (vi) the expectation that a research version of Tandem’s t:slim Insulin Pump will be used alongside TypeZero’s AP technology in the International Diabetes Closed-Loop Trial. Tandem’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including: risks associated with the development of new products generally, including possible delays in the Company’s product development programs; possible future actions of the FDA or any other regulatory body or governmental authority, including the potential that the FDA may not agree with Tandem’s proposed pathway for regulatory approval; the potential that Tandem’s License Agreement with TypeZero could be terminated; the potential that other products or technological breakthroughs for the treatment of diabetes could make Tandem’s products obsolete or less desirable, as well as other risks identified in Tandem’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other documents that Tandem files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

1 Recent Publications Highlighting Research Using TypeZero AP Technology

a)	Ly T, Buckingham B, DeSalvo et al. Day-and-Night Closed-Loop Control Using the Unified Safety System in Adolescents With Type 1 Diabetes at Camp. Diabetes Care. 2016 DOI: 10.2337/dc16-0817
b)	Anderson S, Raghinaru D, Pinsker J, et al. Multinational Home Use of Closed-Loop Control Is Safe and Effective. Diabetes Care. 2016 Jul;39(7):1143-50. DOI: 10.2337/dc15-2468. Epub 2016 Apr 13.
c)

Boris P. Kovatchev, Eric Renard, Claudio Cobelli, et al. Safety of Outpatient Closed-Loop Control: First Randomized Crossover Trials of a Wearable Artificial Pancreas. Diabetes Care. 2014 Jul; 37(7): 1789–1796.

# # #

3